Exhibit 11

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 275 8374 Fax www.dechert.com

March 26, 2026

Goldman Sachs Private Credit Corp.

200 West Street

New York, New York 10282

Re: REGISTRATION STATEMENT ON FORM N-14

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs Private Credit Corp., a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange (i) up to $400,000,000 aggregate principal amount of its 5.875% Notes due 2028 (the “May 2028 Exchange Notes”); (ii) up to $600,000,000 aggregate principal amount of 6.250% Notes due 2030 (the “2030 Exchange Notes”); (iii) up to $660,000,000 aggregate principal amount of 5.375% Notes due 2029 (the “2029 Exchange Notes”); (iv) up to $900,000,000 aggregate principal amount of 5.875% Notes due 2031 (the “2031 Exchange Notes”); and (v) up to $700,000,000 aggregate principal amount of 5.050% Notes due 2028 (the “February 2028 Exchange Notes” and, together with the May 2028 Exchange Notes, the 2030 Exchange Notes, the 2029 Exchange Notes, and the 2031 Exchange Notes, the “Exchange Notes”) for (a) any and all of its outstanding 5.875% Notes due 2028 (the “May 2028 Restricted Notes”); (b) any and all of its outstanding 6.250% Notes due 2030 (the “2030 Restricted Notes”); (c) any and all of its outstanding 5.375% Notes due 2029 (the “2029 Restricted Notes”); (d) any and all of its outstanding 5.875% Notes due 2031 (the “2031 Restricted Notes”); and (e) any and all of its outstanding 5.050% Notes due 2028 (the “February 2028 Restricted Notes” and, together with the May 2028 Restricted Notes, the 2030 Restricted Notes, the 2029 Restricted Notes, and the 2031 Restricted Notes, the “Restricted Notes”) pursuant to a registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2026 and amended on the date hereof (the “Exchange”). The Restricted Notes were issued, and the Exchange Notes are to be issued, under an Indenture dated as of May 6, 2025 (the “Base Indenture”), between the Company and Computershare Trust Company, National Association (the “Trustee”), as supplemented by the first supplemental indenture, dated as of May 6, 2025 (the “First Supplemental Indenture”); as supplemented by the second supplemental indenture, dated as of May 6, 2025 (the “Second Supplemental Indenture”); as supplemented by the third supplemental indenture, dated as of October 17, 2025 (the “Third Supplemental Indenture”); as supplemented by the fourth supplemental indenture, dated as of November 24, 2025 (the “Fourth Supplemental

Goldman Sachs Private Credit Corp. March 26, 2026 Page 2

Indenture”; and as supplemented by the fifth supplemental indenture, dated as of February 23, 2026 (the “Fifth Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, and the Fourth Supplemental Indenture, the “Indenture”), each between the Company and the Trustee.

This opinion letter is being furnished to the Company in accordance with the requirements of Exhibits 11 and 12 of Item 16 of Form N-14 under the Securities Act, and we express no opinion as to any matter other than as expressly stated herein with respect to the Exchange Notes.

In rendering the opinion below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), filed as Exhibit (1)(a) to the Registration Statement;

(iii)	the Amended and Restated Bylaws of the Company (the “Bylaws”), filed as Exhibit (2) to the Registration Statement;

(iv)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware dated as of a recent date;

(v)

the resolutions of the board of directors of the Company, relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement and the issuance of the Exchange Notes (the “Resolutions”);

(vi)	the Indenture;

(vii)	the form of May 2028 Exchange Notes;

(viii)	the form of 2030 Exchange Notes;

(ix)	the form of 2029 Exchange Notes;

Goldman Sachs Private Credit Corp. March 26, 2026 Page 3

(x)	the form of 2031 Exchange Notes;

(xi)	the form of February 2028 Exchange Notes; and

(xii)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion) and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

In rendering the opinions expressed below, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee, (b) the Registration Statement will have been declared effective by the Commission, (c) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (d) the Restricted Notes have been, and the Exchange Notes will have been, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture, (e) at the time of the Exchange, the Company will be a validly existing corporation in good standing under the laws of the State of Delaware and (f) at the time of the Exchange, each of the Certificate of Incorporation, the Bylaws and the Resolutions remains in effect, without amendment. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the Exchange Notes.

Based on the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.

The Company (a) is a corporation validly existing under and by virtue of the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware and (b) has requisite power necessary to execute, deliver and perform its obligations under the Indenture and to issue the Exchange Notes.

Goldman Sachs Private Credit Corp. March 26, 2026 Page 4

2.

The Exchange Notes, when duly executed, authenticated, issued and delivered by the Company in exchange for the Restricted Notes in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and legally binding obligations of the Company.

3.

The statements under the caption “Material U.S. Federal Income Tax Considerations” in the prospectus that is a part of the Registration Statement to the extent that such statements constitute statements of, or conclusions on, U.S. federal income tax law, are correct in all material respects.

The foregoing opinions are subject to the following qualifications:

(a) The opinions expressed herein are limited by principles of equity (regardless of whether considered in a proceeding in equity or at law) that may limit the availability of certain rights and remedies and do not reflect the effect of bankruptcy (including preferences), insolvency, reorganization, fraudulent conveyance, receivership, moratorium and other laws or decisions relating to or affecting debtors’ obligations or creditors’ rights generally and, as to rights of indemnification and contribution, by principles of public policy. The opinions expressed above also do not reflect the effect of laws and equitable doctrines (including requirements that the parties to agreements act reasonably and in good faith and in a commercially reasonable manner, and give reasonable notice prior to exercising rights and remedies) or the effect of the exercise of discretion of the court before which any proceeding may be brought, which may limit the availability of any particular remedy but which will not, in our judgment, make the remedies available to the Trustee under the Indenture, taken as a whole, inadequate for the practical realization of the benefits provided for in the Indenture, except for the economic consequence of any delay that may be imposed thereby or result therefrom, and except that we express no opinion as to the rights of the Trustee to accelerate the due dates of any payment due under the Indenture or the Exchange Notes or to exercise other remedies available to them on the happening of a non-material breach of any such document or agreement. Our opinion set forth in clause (a) of paragraph 1 above relating to good standing and valid existence of the Company is based solely upon our review of the Certificate of Good Standing.

(b) Without limiting the generality of the foregoing, we express no opinion with respect to: (1) the availability of specific performance or other equitable remedies for noncompliance with any of the provisions contained in the Indenture; (2) the enforceability of provisions contained in the Indenture relating to the effect of laws which may be enacted in the future; (3) the enforceability of provisions in the Indenture purporting to waive the effect of applicable laws to

Goldman Sachs Private Credit Corp. March 26, 2026 Page 5

the extent such waivers are prohibited by such applicable laws; (4) the effectiveness of any power-of-attorney given under the Indenture that is intended to bind successors and assigns that have not granted such powers by a power-of-attorney specifically executed by them; (5) provisions in the Indenture related to waivers of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations or limitations on the obligations of the Trustee in circumstances in which a failure of condition or default by any party is not material; (6) the indemnification and contribution provisions of the Indenture if and to the extent that such provisions contravene public policy or might require indemnification or payments with respect to any litigation against a party to the Indenture determined adversely to the other party(ies) to such litigation, or any loss, cost or expense arising out of an indemnified party’s bad faith, gross negligence or willful misconduct or any violation by an indemnified party of statutory duties, general principles of equity or public policy; (7) any self-help provisions in the Indenture; (8) provisions in the Indenture that purport to establish evidentiary standards; (9) provisions in the Indenture that provide that certain rights or obligations are absolute or unconditional (other than guarantees or letter of credit reimbursement obligations); (10) the right of the Trustee to set off against funds held in any account maintained with the Trustee by the Company and which account is designated, or contains funds that such Trustee is aware have been set aside, for special purposes, such as payroll, trust and escrow accounts, or which funds are subject to special agreement between the Trustee and the Company precluding or limiting rights to set off funds; (11) provisions in the Indenture that provide for the enforceability of the remaining terms and provisions of the Indenture in circumstances in which certain other terms and provisions of the Indenture are illegal or unenforceable; (12) provisions in the Indenture that restrict access to or waive legal or equitable remedies or access to courts; (13) provisions in the Indenture that affect or confer jurisdiction (other than on the courts of New York); (14) provisions in the Indenture that permit the Trustee to act in its sole discretion or to be exculpated from liability for its actions to the extent not permitted by law; (15) any provision of the Indenture that may be construed as a forfeiture or penalty; (16) any provision of the Indenture that purports to provide that the terms thereof may not be varied or waived except in writing or that the express terms thereof supersede any inconsistent course of performance and/or usage of the trade; or (17) the effect of the laws of any jurisdiction in which a holder of the Exchange Notes is located that limits the interest, fees or other charges it may impose for the Exchange Notes or use of money or other credit.

We are members of the bar of the State of New York, and the foregoing opinions are limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law. We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations.

Goldman Sachs Private Credit Corp. March 26, 2026 Page 6

This opinion letter has been prepared for the Company’s use solely in connection with the Registration Statement. The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dechert LLP